EXHIBIT 10.3

FORM OF TAX RECEIVABLE AGREEMENT (REORGANIZATIONS)

dated as of

[                    ], 2020

i

Annex A —IPO Date Asset Schedule

Annex B —Subsidiaries

Annex C —Pre-IPO Ownership of Blockers

Annex D —Reorganization Agreements

ii

FORM OF TAX RECEIVABLE AGREEMENT (REORGANIZATIONS)

This TAX RECEIVABLE AGREEMENT (REORGANIZATIONS) (this “Agreement”), dated as of [                ], 2020, is entered into by and among StepStone Group Inc., a Delaware corporation (StepStone Group Inc. and any of its Subsidiaries classified as a corporation for U.S. federal income tax purposes, and any successor thereto, the “Corporation”), StepStone Group LP, a Delaware limited partnership that is classified as a partnership for U.S. federal income tax purposes (the “Partnership”), each of the TRA Holders and the TRA Representative.

RECITALS

WHEREAS, the TRA Holders held stock in each of the Blockers before the Reorganization (as defined below) and the initial public offering of shares of Class A common stock by the Corporation (the “IPO”);

WHEREAS, the Blockers held units of partnership interest in the Partnership (“Units”) before the Reorganization and the IPO;

WHEREAS, pursuant to the registration statement on Form S-1 publicly filed with the Securities and Exchange Commission on [                ], 2020 (Registration No. [        ]), as amended before the date of this Agreement, the Corporation will undertake the IPO;

WHEREAS, the Corporation will hold Units in the Partnership and is the sole member of StepStone Group Holdings, LLC, the general partner of the Partnership;

WHEREAS, pursuant to the transactions set forth in the Reorganization Agreements (as defined below), the Corporation will become the owner of the Units in the Partnership held by the Blockers (the “Reorganization”);

WHEREAS, as a result of the Reorganizations, the liability of the Corporation in respect of Taxes may be reduced by the Tax Assets;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the benefits attributable to the effect of the Tax Assets on the liability for Taxes of the Corporation;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the undersigned parties agree as follows:

ARTICLE I

DETERMINATION OF REALIZED TAX BENEFIT

Section 1.01    Assumptions and Principles for Calculation. Except as otherwise expressly provided in this Agreement, the parties intend that the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year shall measure the decrease or increase (respectively) in the actual liability for Taxes of the Corporation for such Taxable Year that is attributable to the Tax Assets, determined using a “with and without” methodology (that is, treating the Tax Assets as the last tax attributes used in such Taxable Year). The actual liability for Taxes of the Corporation shall be determined by the Corporation using such reasonable methods as the Corporation determines; provided that the Corporation shall use the following assumptions in making the determination:

(a)    Treatment of Tax Benefit Payments. Tax Benefit Payments shall be treated in part as Imputed Interest and in part as purchase price for stock of the Blockers (or dividends) in the Reorganization, as required by the Code. Tax Benefit Payments shall (i) not be treated as positive (or upward) purchase price adjustments that give rise to further Basis Adjustments to Adjusted Assets for the Corporation and (ii) not have the effect of creating additional Basis Adjustments to Adjusted Assets for the Corporation in the year of payment, and, as a result, no additional Basis Adjustments shall be incorporated into the current year calculation and into future year calculations.

(b)    Imputed Interest. The actual liability for Taxes of the Corporation shall take into account the deduction of the portion of each Tax Benefit Payment that is accounted for as Imputed Interest under the Code due to the characterization of such Tax Benefit Payments as additional consideration payable by the Corporation in connection with the Reorganizations.

(c)    Carryovers and Carrybacks. Carryovers or carrybacks of any Tax Items attributable to the Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax Item includes a portion that is attributable to a Tax Asset and another portion that is not, the portion attributable to the Tax Asset shall be considered to be used in accordance with the “with and without” methodology.

(d)    State and Local Taxes. The provisions of this Agreement shall apply to state and local tax matters mutatis mutandis. For purposes of calculating the actual liability for Taxes of the Corporation with respect to a Taxable Year, it shall be assumed that the Corporation’s state and local Tax liability (the “Assumed SALT Liability”) equals the product of (i) the net amount of taxable income and gain, if any, apportioned to all states and localities in which the Corporation pays Taxes in that Taxable Year and (ii) the weighted average of the Tax rates applicable to that income and gain, with such weighted average determined by multiplying (A) the tax rate for each jurisdiction in which the Corporation pays Taxes by (B) the apportionment factor with respect to that jurisdiction for the Taxable Year. For purposes of this Section 1.01(d), the Corporation shall use the apportionment factors set forth on the relevant Corporate Tax Returns for that Taxable Year unless otherwise determined by the Corporation after consultation with the TRA Representative.

Section 1.02    Procedures Relating to Calculation of Tax Benefits.

(a)    Preparation and Delivery of IPO Date Asset Schedule and Tax Benefit Schedule.

(i)    Basis Adjustment. The calculations required by this Agreement, to the extent dependent on the information set forth on Annex A, shall be made using estimates of the information set forth in reasonable detail on the schedule attached as Annex A with respect to each Blocker (each schedule, including any replacement to each such schedule (as described in the next sentence), an “IPO Date Asset Schedule”). Within 120 days after the IPO, the TRA Representative and the Corporation shall agree on a replacement IPO Date Asset Schedule that reflects any adjustments necessary as a result of the IPO.

(ii)    Tax Benefit Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year ending after the date of this Agreement, the Corporation shall provide to the TRA Representative either (A) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”), or, (B) if there is no Realized Tax Benefit or Realized Tax Detriment for that Taxable Year, notice to that effect.

(iii)    Supporting Material; Review Right. Each time the Corporation delivers to a TRA Representative an IPO Date Asset Schedule or a Tax Benefit Schedule, including any Amended Schedule delivered pursuant to Section 1.02(c), the Corporation shall also deliver to the TRA Representative schedules and work papers providing reasonable detail regarding the preparation of the schedule and a Supporting Letter confirming the calculations and allow the TRA Representative reasonable access, at no cost to the TRA Representative, to the appropriate representatives at the Corporation and, if applicable, the Advisory Firm in connection with a review of such schedules or workpapers.

(iv)    Provision of Information to TRA Holders. Upon the reasonable request of a TRA Holder, the TRA Representative shall provide to that TRA Holder, in a reasonably prompt manner and at the TRA Holder’s expense, such information that the TRA Representative receives pursuant to this Agreement (including the schedules described in this Section 1.02), but only to the extent that the TRA Representative determines that such information is relevant and relates to that TRA Holder.

(b)    Objection to, and Finalization of, IPO Date Asset Schedule and Tax Benefit Schedule. Each IPO Date Asset Schedule or Tax Benefit Schedule, including any Amended Schedule delivered pursuant to Section 1.02(c), shall become final and binding on all parties unless the TRA Representative, within 30 days after receiving an IPO Date Asset Schedule or a Tax Benefit Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (an “Objection Notice”). If the Corporation and the TRA Representative are unable to successfully resolve the issues raised in the Objection Notice within 30 days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Representative shall employ the dispute resolution procedures as described in Section 6.08 of this Agreement (the “Dispute Resolution Procedures”).

(c)    Amendment of IPO Date Asset Schedule and Tax Benefit Schedule. After finalization of an IPO Date Asset Schedule or a Tax Benefit Schedule in accordance with Section 1.02(b), any IPO Date Asset Schedule or Tax Benefit Schedule may be amended from time to time by the Corporation (i) to correct material inaccuracies in any such schedule, (ii) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to either a carryback or carryforward of a Tax Item to such Taxable Year, or to an amended Tax Return filed with respect to such Taxable Year, (iii) to comply with the Arbitrators’ determination under the Dispute Resolution Procedures, or (iv) in connection with a Determination affecting such schedule (such schedule, an “Amended Schedule”). Any Amended Schedule shall be subject to the finalization procedures set forth in Section 1.02(b) and the Dispute Resolution Procedures set forth in Section 6.08.

ARTICLE II

TAX BENEFIT PAYMENTS

Section 2.01    Payments.

(a)    General Rule. The Corporation shall pay to each TRA Holder for each Taxable Year the Tax Benefit Payment that is attributable to that TRA Holder at the times set forth in Section 2.01(c). For purposes of this Section 2.01(a), the amount of a Tax Benefit Payment that is attributable to a TRA Holder shall be determined by multiplying (i) the aggregate Tax Benefit Payment for the Taxable Year that arose directly or indirectly as a result of the Reorganization or as a result of any payments under this Agreement to any TRA Holder by (ii) a fraction (x) the numerator of which is the aggregate amount of all Tax Benefit Items available for use in the Taxable Year that arose directly or indirectly as a result of that TRA Holder’s direct or indirect participation in the Reorganization or as a result of payments to such TRA Holder under this Agreement and (y) the denominator of which is the aggregate amount of all Tax Benefit Items available for use in the Taxable Year that arose directly or indirectly as a result of the Reorganization or as a result of any payments under this Agreement to any TRA Holder. If a Realized Tax Benefit is attributable to two or more former shareholders of a Blocker that are TRA Holders, the Realized Tax Benefit shall be apportioned among the applicable TRA Holders in proportion to their ownership of the Blocker as set forth on Annex C.

(b)    Determination of Tax Assets. The Tax Assets shall be determined separately with respect to each Blocker.

(c)    Timing of Tax Benefit Payments. The Corporation shall make each Tax Benefit Payment not later than 10 days after a Tax Benefit Schedule delivered to the TRA Representative becomes final in accordance with Section 1.02(b). The Corporation may, but is not required to, make one or more estimated payments at other times during the Taxable Year and reduce future payments so that the total amount paid to a TRA Holder in respect of a Taxable Year equals the amount calculated with respect to such Taxable Year pursuant to Section 2.01(c).

(d)    Optional Cap on Payments. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect with respect to any Reorganization to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of that Reorganization to a specified dollar amount, a specified percentage of the amount realized by the TRA Holder with respect to the Reorganization, or a specified portion of the Basis Adjustment with respect to the Adjusted Assets as a result of the Reorganization. The TRA Holder shall exercise its rights under the preceding sentence by including a notice of its desire to impose such a limit and the specified limitation and such other details as may be reasonably necessary (including whether such limitation includes the Interest Amounts in respect of any such Reorganization) in the Reorganizations Notice.

Section 2.02    No Duplicative Payments. The provisions of this Agreement are not intended to, and shall not be construed to, result in duplicative payment of any amount (including interest) required under this Agreement.

Section 2.03    Proportionate Payments and Coordination of Benefits. If for any reason (including, but not limited to, the lack of sufficient Available Cash to satisfy the Corporation’s obligations to make all Tax Benefit Payments due in a particular Taxable Year under this Agreement and the Other Tax Receivable Agreements) the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement and the Other Tax Receivable Agreements in a particular Taxable Year, then (i) the TRA Holders under this Agreement and the Other Tax Receivable Agreements shall receive payments under this Agreement or the Other Tax Receivable Agreements, as the case may be, in respect of such Taxable Year in the same proportion as they would have received if the Corporation had been able to fully satisfy its payment obligations, without favoring one obligation over the other, and (ii) no Tax Benefit Payment under this Agreement or the Other Tax Receivable Agreements shall be made in respect of any subsequent Taxable Year until all such Tax Benefit Payments in respect of the current and all prior Taxable Years have been made in full. The parties to the Other Tax Receivable Agreements are expressly made third party beneficiaries of this Section 2.03 solely to the extent necessary to protect their rights under this Section 2.03.

Section 2.04    No Escrow or Clawback; Reduction of Future Payments. No amounts due to a TRA Holder under this Agreement shall be escrowed, and no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made to it. No TRA Holder shall be required to make a payment to the Corporation on account of any Realized Tax Detriment. If a TRA Holder receives amounts in excess of its entitlements under this Agreement (including as a result of an audit adjustment or Realized Tax Detriment), future payments under this Agreement shall be reduced until the amount received by the TRA Holder equals the amount the TRA Holder would have received had it not received the amount in excess of such entitlements.

ARTICLE III

TERMINATION

Section 3.01    Early Termination Events.

(a)    Early Termination Election by Corporation. The Corporation may terminate the rights under this Agreement with respect to all or a portion of the amounts payable to the TRA Holders at any time by (A) delivering an Early Termination Notice as provided in Section 3.02 and (B) paying the Early Termination Payment as provided in Section 3.03(a). If the Corporation terminates the rights under this Agreement with respect to less than all of the amounts payable, such termination shall be made among the TRA Holders in such manner that it results in each TRA Holder receiving the same proportion of the Early Termination Payment made at that time as each TRA Holder would have received had the Corporation terminated all of the rights of the TRA Holders under this Agreement at that time.

(b)    Deemed Early Termination.

(i)    Deemed Early Termination Event. If there is a Material Uncured Breach of this Agreement with respect to a TRA Holder or a Change of Control (each, a “Deemed Early Termination Event”), (A) the Corporation (or the TRA Representative (with a copy to the Corporation)) shall deliver to the applicable TRA Holder(s) an Early Termination Notice as provided in Section 3.02(a), and (B) all obligations under this Agreement with respect to the applicable TRA Holder(s) shall be accelerated.

(ii)    Payment upon Deemed Early Termination Event. The amount payable to the applicable TRA Holder as a result of that acceleration shall equal the sum of:

(A) an Early Termination Payment calculated with respect to such TRA Holder(s) pursuant to this ARTICLE III as if an Early Termination Notice had been delivered on the date of the Deemed Early Termination Event using the Valuation Assumptions but substituting the phrase “the date of the Deemed Early Termination Event” in each place where the phrase “Early Termination Date” appears;

(B) any Tax Benefit Payment agreed to by the Corporation and such TRA Holder(s) as due and payable but unpaid as of the date of a breach; and

(C) any Tax Benefit Payment due to such TRA Holder(s) for the Taxable Year ending with or including the date of the breach (except to the extent that any amounts described in clauses (B) or (C) are included in the amount payable upon early termination).

(iii)    Waiver of Deemed Early Termination. A TRA Holder may elect to waive the acceleration of obligations under this Agreement triggered by a Deemed Early Termination Event by submitting a waiver in writing to the Corporation within 30 days after the date of the Early Termination Notice. If a TRA Holder elects to waive the acceleration of obligations pursuant to the preceding sentence, this Agreement shall continue to apply with respect to that TRA Holder as though no Deemed Early Termination Event had occurred, and, if there are any due and unpaid amounts with respect to that TRA Holder, the Corporation shall pay those amounts to the TRA Holder in the manner provided in this Agreement.

Section 3.02    Early Termination Notice and Early Termination Schedule.

(a)    Notice; Schedule.

(i)    Delivery of Early Termination Notice and Early Termination Schedule. If the Corporation chooses to exercise its right of early termination under Section 3.01(a) above, or if there is a Deemed Early Termination under Section 3.01(b) above, the Corporation shall deliver to each TRA Holder whose rights are being terminated (A) a notice (an “Early Termination Notice”) specifying (x) such early termination and (y) the date on which the termination of rights is to be effective (the “Early Termination Date”), which date shall be not less than 30 days and not more than 120 days after the date of the Early Termination Notice, and (B) a schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to each TRA Holder (the “Early Termination Schedule”). The Early Termination Notice shall be delivered within 30 days after the Corporation elects to terminate this Agreement or there is a Deemed Early Termination Event.

(ii)    Finalization of Early Termination Schedule; Disputes. The applicable Early Termination Schedule delivered to a TRA Holder pursuant to Section 3.02(a)(i) shall become final and binding on the Corporation and such TRA Holder unless that TRA Holder, within 30 days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (“Material Objection Notice”). If the Corporation and such TRA Holder are unable to successfully resolve the issues raised in the Material Objection Notice within 30 days after receipt by the Corporation of the Material Objection Notice, the Corporation and the TRA Holder shall employ the Dispute Resolution Procedures set forth in Section 6.08.

(iii)    Withdrawal of Early Termination Notice. The Corporation may withdraw an Early Termination Notice before the Early Termination Payment is due and payable to any applicable TRA Holder(s).

(b)    Amendment of Early Termination Schedule. After finalization of an Early Termination Schedule in accordance with Section 3.02(a)(ii), any Early Termination Schedule may be amended by the Corporation at any time before the Early Termination Payment is made (i) in connection with a Determination affecting such schedule, (ii) to correct material inaccuracies in any such schedule, or (iii) to comply with the Arbitrators’ determination under Section 6.08. Any amendment shall be subject to the procedures of Section 3.02(a)(ii) and the Dispute Resolution Procedures set forth in Section 6.08.

Section 3.03    Early Termination Payment.

(a)    Amount and Timing of Early Termination Payment. The payment due to a TRA Holder in connection with an early termination described in Section 3.01(a) (the “Early Termination Payment”) shall be an amount equal to the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that the Corporation would be required to pay to the TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. Not later than 10 days after an Early Termination Schedule delivered to a TRA Holder becomes final in accordance with Section 3.01(a), the Corporation shall pay to the TRA Holder the Early Termination Payment due to that TRA Holder.

(b)    Effect of Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation under Section 3.03, neither the TRA Holder nor the Corporation shall have any further rights or obligations under this Agreement in respect of the portion of the amounts otherwise payable under this Agreement with respect to which the rights under this Agreement have been terminated in accordance with Section 3.01, other than for any (i) payment under this Agreement that is due and payable but has not been paid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

ARTICLE IV

SUBORDINATION AND LATE PAYMENTS

Section 4.01    Subordination. Any Tax Benefit Payment or Early Termination Payment required to be paid by the Corporation to a TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall be senior to equity interests in the Corporation.

Section 4.02    Late Payments by the Corporation. The amount of all or any portion of any amount due under the terms of this Agreement that is not paid to any TRA Holder when due shall be payable, together with any interest thereon computed at the Default Rate commencing from the date on which such payment was due and payable. Notwithstanding the preceding sentence, the Default Rate shall not apply (and the Agreed Rate shall apply) to any late payment that is late solely as a result of (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Partnership or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

Section 4.03    Manner of Payment. All payments required to be made to a TRA Holder pursuant to this Agreement will be made by electronic payment to a bank account previously designated and owned by such TRA Holder or, if no such account has been designated, by check payable to such TRA Holder.

ARTICLE V

PREPARATION OF TAX RETURNS; COVENANTS

Section 5.01    No Participation by TRA Holder in the Corporation’s and the Partnership’s Tax Matters.

(a)    General Rule. Except as otherwise provided in this ARTICLE V, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Partnership, including, without limitation, the preparation, filing and amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

(b)    Notification of TRA Representative. The Corporation shall notify the TRA Representative of, and keep the TRA Representative reasonably informed with respect to, the portion of any audit of the Corporation and the Partnership by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Holders’ rights and obligations under this Agreement.

Section 5.02    Consistency. The Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule provided by or on behalf of the Corporation under this Agreement unless the Corporation or a TRA Holder receives a written opinion from an Advisory Firm that reporting in such manner will result in an imposition of penalties pursuant to the Code. Any Dispute concerning such written opinion shall be subject to the Dispute Reconciliation Procedures set forth in Section 6.08.

Section 5.03    Cooperation. Each TRA Holder shall (a) furnish to the Corporation in a timely manner such information, documents and other materials, not to include such TRA Holder’s personal Tax Returns, as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) of this Section 5.03, and (c) reasonably cooperate in connection with any such matter. The Corporation shall reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred by the TRA Holder in complying with this Section 5.03.

Section 5.04    Section 754 Election. In its capacity as the sole member of StepStone Group Holdings LLC, which is the general partner of the Partnership, the Corporation shall ensure that, on and after the date of this Agreement and continuing throughout the term of this Agreement, each of (a) the Partnership, (b) its Subsidiaries listed on Annex B and (c) any other Subsidiary determined by the Partnership that is classified as a partnership for U.S. federal income Tax purposes, shall have in effect an election pursuant to section 754 of the Code (and any similar provisions of applicable U.S. state or local law). This Section 5.04 shall not apply with respect to Subsidiaries that StepStone Group Holdings LLC cannot cause to make a section 754 election or with respect to Subsidiaries that would not customarily make a section 754 election at the request of StepStone Group Holdings LLC.

Section 5.05    Available Cash. The Corporation shall use commercially reasonable efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement, including using commercially reasonable efforts to cause the Partnership to make distributions to the Corporation to make such payments so long as such distributions do not violate (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Partnership or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

ARTICLE VI

MISCELLANEOUS

Section 6.01    Notices. All notices, requests, claims, demands and other communications with respect to this Agreement shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by e-mail if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service. All notices under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

StepStone Group Inc.

4275 Executive Square, Suite 500

La Jolla, CA 92037

Phone +1.858.768.4430

Attention: Jennifer Ishiguro, Chief Legal Officer

E-mail: jishiguro@stepstoneglobal.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Phone: +1.212.351.2340

Fax: +1.212.351.5220

Attention: Eric Sloan

E-mail: esloan@gibsondunn.com

if to the Partnership, to:

StepStone Group LP

4275 Executive Square, Suite 500

La Jolla, CA 92037

Phone +1.858.768.4430

Attention: Jennifer Ishiguro, Chief Legal Officer

E-mail: jishiguro@stepstoneglobal.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Phone: +1.212.351.2340

Fax: +1.212.351.5220

Attention: Eric Sloan

E-mail: esloan@gibsondunn.com

if to the TRA Representative, to:

the address provided to the Corporation at the time of the TRA Representative’s appointment in accordance with the definition of “TRA Representative.”

if to the TRA Holder(s), to:

the address set forth for such TRA Holder in the records of the Partnership.

Any party may change its address by giving the other party written notice of its new address, fax number, or e-mail address in the manner set forth in this Section 6.01.

Section 6.02    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed in two or more counterparts by manual, electronic or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by electronic transmission or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.03    Entire Agreement. The provisions of this Agreement, the Reorganization Agreements, the LPA and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter. Except as expressly provided herein, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 6.04    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the state of Delaware (and, to the extent applicable, federal law), without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 6.05    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. In addition, if any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, each Person party hereto shall take all necessary action to cause this Agreement to be amended so as to provide, to the maximum extent reasonably possible, that the purposes of the Agreement can be realized, and to modify this Agreement to the minimum extent reasonably possible.

Section 6.06    Assignment; Amendments; Waiver of Compliance; Successors and Assigns.

(a)    Assignment. No TRA Holder may, directly or indirectly, assign or otherwise transfer its rights under this Agreement to any person without the express prior written consent of the Corporation and then only if the transferee executes and delivers a joinder to this Agreement agreeing to become a “TRA Holder” for all purposes of this Agreement (except as otherwise provided in such joinder), with such joinder being, in form and substance, reasonably satisfactory to the Corporation.

(b)    Amendments.

(i)    General Rule. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation, the Partnership, and the TRA Holders who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Holders (as determined by the Corporation) if the Corporation had exercised its right of early termination under Section 3.01(a) immediately before the amendment.

(ii)    Amendments with Disproportionate Adverse Effect. Notwithstanding the provisions of Section 6.06(b)(i), if a proposed amendment would have a disproportionate adverse effect on the payments one or more TRA Holders will or may receive under this Agreement, such amendment shall not be effective unless at least two-thirds of the TRA Holders who would be disproportionately adversely affected (with such two-thirds threshold being measured as set forth in Section 6.06(b)(i)) consent in writing to that amendment.

(c)    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d)    Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, division, conversion or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 6.07    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.08    Dispute Resolution.

(a)    Disputes as to Interpretation and Calculations. Any Dispute as to the interpretation of, or calculations required by, this Agreement shall be resolved by the Corporation in its sole discretion; provided, that such resolution shall reflect a reasonable interpretation of the provisions of this Agreement, consistent with the goal that the provisions of this Agreement result in the TRA Holders receiving eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit and the Interest Amount thereon.

(b)    Dispute Resolution; Arbitration. Except for the matters in Section 6.08(a), the parties shall negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”). To the extent any Dispute is not resolved through good faith negotiations, Disputes shall be finally resolved by arbitration before a panel of three independent tax lawyers at major law firms who are resident in New York, New York and are mutually acceptable to the parties (the “Arbitrators”). The Arbitrators, with the consent of the parties, may, or, at the direction of the parties, shall delegate some or all of the issues under dispute (including disputes under Section 1.02, Section 2.01(c) or Section 5.02) to a nationally recognized accounting firm selected by the Arbitrators and agreed to by the parties. Notwithstanding anything to the contrary in this Agreement, the TRA Representative shall represent the interests of any TRA Holder(s) in any dispute and no TRA Holder shall individually have the right to participate in any proceeding.

(c)    Selection of Arbitrators; Timing. There shall be three Arbitrators who shall be appointed by the parties within 20 days of receipt by a party of a copy of the demand for arbitration. The Corporation shall appoint one arbitrator and the TRA Representative shall appoint one arbitrator (with the appointment being subject, in each case, to the reasonable objection of the other party), and the parties shall jointly appoint the third arbitrator. If any of the Arbitrators is not appointed within 20 days, and the parties have not agreed to extend the 20-day time period, such arbitrator shall be appointed by JAMS in accordance with the listing, striking and ranking procedure in the JAMS Comprehensive Arbitration Rules and Procedures, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and partnership tax matters and an experienced arbitrator. In rendering an award, the Arbitrators shall be required to follow the laws of the state of Delaware, notwithstanding any Delaware choice-of-law rules. The costs of arbitration shall be split equally between the parties.

(d)    Arbitration Award; Damages; Attorney Fees. The arbitral award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The Arbitrators shall not be permitted to award punitive, non-economic, or any non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the Arbitrators. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including all attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. Each party shall bear its own attorneys fees incurred in the underlying arbitration.

(e)    Confidentiality. All Disputes shall be resolved in a confidential manner. The Arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(f)    Discovery. Barring extraordinary circumstances (as determined in the sole discretion of the Arbitrators), discovery shall be limited to pre-hearing disclosure of documents that each side shall present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they shall produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the Arbitrators. The parties agree that information from the Corporate Tax Return (including by way of a redacted Corporate Tax Return) shall be sufficient, and that the Corporation shall not be compelled to produce any unredacted tax returns. There will be no depositions or live witness testimony.

Section 6.09    Indemnification of the TRA Representative. The Corporation shall pay, or to the extent the TRA Representative pays, indemnify and reimburse, to the fullest extent permitted by applicable law, the TRA Representative for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any other costs arising from claims in connection with the TRA Representative’s duties under this Agreement; provided, that the TRA Representative must have acted reasonably and in good faith in incurring such expenses and costs.

Section 6.10    Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts, if any, as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and are (or, when due, will be) paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Holder. Each TRA Holder shall provide such necessary tax forms, in form and substance reasonably acceptable to the Corporation, as the Corporation may request from time to time. The Corporation shall use commercially reasonable efforts to notify a TRA Holder before any withholding is made pursuant to this Section 6.10 unless the TRA Holder fails to comply with the provisions of the preceding sentence.

Section 6.11    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)    Admission of the Corporation into a Consolidated Group. If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law (a “Consolidated Group”), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items in this Agreement shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)    Transfers of Assets by Corporation.

(i)    General Rule. If the Partnership or any of its Subsidiaries or the Corporation transfers one or more assets to a corporation with which the transferor does not file a consolidated Tax Return pursuant to Section 1501 et. seq. of the Code, then, for purposes of calculating the amount of any payment due under this Agreement, the transferor shall be treated as having disposed of such asset(s) in a fully taxable transaction on the date of the transfer.

(ii)    Rules of Application. For purposes of this Section 6.11(b):

(A) Except as provided in Section 6.11(b)(ii)(B), the consideration deemed to be received by the transferor in the transaction shall be deemed to equal the fair market value of the transferred asset(s) (taking into account the principles of section 7701(g) of the Code);

(B) The consideration deemed to be received by the transferor in exchange for a partnership interest shall be deemed to equal the fair market value of the partnership interest increased by any liabilities (as defined in Treasury Regulation § 1.752-1(a)(4)) of the partnership allocated to the transferor with regard to such transferred interest under section 752 of the Code immediately after the transfer; and

(C) A transfer to a “corporation” (other than the Corporation) includes a transfer to any entity or arrangement classified as a corporation for U.S. federal income tax purposes, and “partnership” includes any entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Section 6.12    Confidentiality.

(a)    General Rule. Each TRA Holder and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or information of the Corporation, its Affiliates and successors and the other TRA Holders acquired pursuant to this Agreement, including marketing, investment, performance data, credit and financial information and other business affairs of the Corporation, its Affiliates and successors and the other TRA Holders.

(b)    Exceptions. This Section 6.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file his or her Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary in this Section 6.12, each TRA Holder and assignee (and each employee, representative or other agent of such TRA Holder or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the Partnership, the TRA Holders and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Holders relating to such tax treatment and tax structure.

(c)    Enforcement. If a TRA Holder or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6.12, the Corporation shall have the right and remedy to have the provisions of this Section 6.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 6.13    Partnership Agreement. For U.S. federal income Tax purposes, to the extent this Agreement imposes obligations upon the Partnership or a partner of the Partnership, this Agreement shall be treated as part of the LPA as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 6.14    Joinder. The Partnership shall have the power and authority (but not the obligation) to permit any Person who becomes a member of the Partnership to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in the Partnership by such Person, and such Person shall be treated as a “TRA Holder” for all purposes of this Agreement.

Section 6.15    Survival. If this Agreement is terminated pursuant to ARTICLE III, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 6.04, Section 6.08, Section 6.12, and this Section 6.15.

ARTICLE VII

DEFINITIONS

As used in this Agreement, the terms set forth in this ARTICLE VII shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Adjusted Asset” means any asset with respect to which a Basis Adjustment is made.

“Advisory Firm” means any accounting firm or any law firm, in each case, that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the Secured Overnight Financing Rate, as reported by the Wall Street Journal (“SOFR”) plus [        ] basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 1.02(c) of this Agreement.

“Arbitrators” is defined in Section 6.08(b) of this Agreement.

“Assumed SALT Liability” is defined in Section 1.01(d).

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less (i) the amount of cash reserves reasonably established in good faith by the Corporation to provide for the proper conduct of business of the Corporation (including paying creditors) and (ii) any amount the Corporation cannot pay to a TRA Holder by reason of (A) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Partnership or any of its Subsidiaries or the Corporation or (B) restrictions under applicable law.

“Basis Adjustment” means any adjustment to the tax basis of an asset (i) under sections 732, 734(b), or 1012 of the Code as a result of the Reorganization or (ii) under section 743(b) of the Code without regard to whether that adjustment arose as a result of the Reorganization, in either case, which asset is owned directly or indirectly by the Corporation as a result of the Reorganization.

“Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

“Blocker” means each of Faig SS Holdings LLC, AAIG SS Holdings LLC CIPFINS SS Holdings LLC, FBAL SS Holdings LLC, SCGR SS Holdings LLC, SCGRK6 SS Holdings LLC, Stone SCSF, LLC, Stone SCI, LLC, Stone SCCET, LLC, Stone SCVF, LLC and Stone SCVET, LLC.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required to close.

“Change of Control” means the occurrence of any of the following events:

(a)    any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto, excluding any Permitted Transferee or any group of Permitted Transferees, becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(b)    the following individuals cease for any reason to constitute a majority of the directors of the Corporation then serving: (i) individuals who, on the IPO Date, constitute the Board, and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation) whose appointment by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(c)    there is consummated a merger or consolidation of the Corporation or any direct or indirect Subsidiary of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

(d)    the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than the sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Corporation immediately before such sale.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Group” is defined in Section 6.11(a).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Corporate Tax Return” means a Tax Return of the Corporation.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of (a) the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, including such Taxable Year, over (b) the cumulative amount of Realized Tax Detriments, if any, for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“day” means a calendar day.

“Deemed Early Termination Event” is defined in Section 3.01(b)(i) of this Agreement.

“Default Rate” means SOFR plus [        ] basis points.

“Depreciation” means depreciation, amortization, or other similar deductions for recovery of cost or basis.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.08(b) of this Agreement.

“Dispute Resolution Procedures” is defined in Section 1.02(b) of this Agreement.

“Early Termination Date” is defined in Section 3.02(a)(i).

“Early Termination Notice” is defined in Section 3.02(a)(i) of this Agreement.

“Early Termination Payment” is defined in Section 3.03(a) of this Agreement.

“Early Termination Schedule” is defined in Section 3.02(a)(i) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) SOFR plus [        ] basis points.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the amount that would be the liability for Taxes of the Corporation if such liability were calculated using the same methods, elections, conventions and similar practices used on the relevant Corporate Tax Return (and/or Tax Return of the Partnership), as determined in accordance with Section 1.01, except that all Tax Assets shall be disregarded. For the avoidance of doubt, the Assumed SALT Liability used to determine the Hypothetical Tax Liability shall be calculated by disregarding all Tax Assets.

“Imputed Interest” means any interest imputed under sections 1272, 1274, or 483 or other provision of the Code with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” for a given Taxable Year shall be the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Tax Return with respect to Taxes for the most recently ended Taxable Year until the date on which the payment is required to be made. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Interest Amount” shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 1.02(b) until the date on which the payment is required to be made, reduced to account for any payment of Interest Amount made in respect of the original Tax Benefit Schedule. The Interest Amount shall be treated as interest for Tax purposes.

“IPO” is defined in the recitals of this Agreement.

“IPO Date” means the date of the IPO.

“IPO Date Asset Schedule” is defined in Section 1.02(a)(i).

“LPA” means the Amended and Restated Limited Partnership Agreement of the Partnership, as amended or restated from time to time.

“Material Objection Notice” is defined in Section 3.02 of this Agreement.

“Material Uncured Breach” means the occurrence of any of the following events:

(a)    the Corporation fails to make any payment required by this Agreement within 180 days after the due date for that payment (except for a failure to make any payment due pursuant to this Agreement as a result of a lack of Available Cash);

(b)    this Agreement is rejected in a case commenced under the Bankruptcy Code and the Corporation does not cure the rejection within 90 days after such rejection; or

(c)    the Corporation breaches any of its material obligations under this Agreement other than an event described in clause (a) or (b) with respect to one or more TRA Holders and the Corporation does not cure such breach within 90 days after receipt of notice of such breach from such TRA Holder(s).

“Net Tax Benefit” means, for each Taxable Year, the amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under Section 2.01, excluding payments attributable to any Interest Amount.

“NOLs” means the net operating losses, capital losses, or other loss carrybacks and carryforwards of the Blockers generated before the IPO.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” is defined in Section 1.02(a) of this Agreement.

“Other Tax Receivable Agreements” means the Tax Receivable Agreement (Exchanges) and any tax receivable agreements entered into after the date of this Agreement by the Corporation with respect to Units.

“Partnership” is defined in the preamble to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation for such Taxable Year, such actual liability for Taxes to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation (as so adjusted) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporation over the Hypothetical Tax Liability for such Taxable Year, such actual liability for Taxes to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation (as so adjusted) for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reorganization” is defined in the recitals of this Agreement.

“Reorganization Agreements” means the agreements listed on Annex D.

“Reorganizations Notice” means a notice delivered to the Corporation at least 30 days before the applicable Reorganization by a TRA Holder that desires to exercise its right pursuant to Section 2.01(d) to limit the aggregate Tax Benefit Payments made to such TRA Holder. Such notice shall provide the information required by Section 2.01(d) and be made in the manner required by Section 6.01.

“SOFR” is defined in the definition of “Agreed Rate.”

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Supporting Letter” means a letter prepared by the Corporation, one or more of its employees, or an Advisory Firm that states that the relevant schedules to be provided to the TRA Representative pursuant to Section 1.02(a)(iii) were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedules were delivered by the Corporation to the TRA Representative.

“Tax Assets” means (a) the Basis Adjustments, (b) NOLs, (c) Imputed Interest, and (d) any other item of loss, deduction or credit, including carrybacks and carryforwards, attributable to any item described in clauses (a)-(c) of this definition.

“Tax Benefit Payment” means, for each Taxable Year, an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount.

“Tax Benefit Schedule” is defined in Section 1.02(a)(ii) of this Agreement.

“Tax Benefit Items” means

(a)    a deduction to the Corporation for NOLs or for Depreciation arising in respect of one or more Basis Adjustments;

(b)    a reduction in gain or increase in loss to the Corporation upon the disposition of an Adjusted Asset that arises in respect of one or more Basis Adjustments;

(c)    a deduction to the Corporation of Imputed Interest that arises in respect of payments under this Agreement made to a TRA Holder; or

(d)    any other item of loss, deduction or credit, including carrybacks and carryforwards, attributable to any item described in clauses (a)-(c) of this definition.

“Tax Items” means any item of income, gain, loss, deduction, or credit.

“Tax Receivable Agreement (Exchanges)” means the Tax Receivable Agreement (Exchanges), dated as of [                ], 2020, by and among the Corporation, the Partnership, the TRA Holders, and the TRA Representative.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means, for the Corporation or the Partnership, as the case may be, a taxable year as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable, ending on or after the closing date of the IPO.

“Taxes” means any and all U.S. federal, state, and local taxes, assessments, or similar charges that are based on or measured with respect to net income or profits (including any franchise taxes based on or measured with respect to net income or profits), and any interest, penalties, or additions related to such amounts imposed in respect thereof under applicable law.

“Taxes of the Corporation” means the Taxes of the Corporation and/or the Partnership, but only with respect to Taxes imposed on the Partnership and allocable to the Corporation for such Taxable Year.

“Taxing Authority” means any domestic, federal, national, state, county, or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means any Person (other than the Corporation, its Subsidiaries, and the TRA Representative, solely in their capacity as TRA Representative) that is a party to this Agreement.

“TRA Representative” is defined in the Tax Receivable Agreement (Exchanges). For the avoidance of doubt, there shall be only one TRA Representative at any time.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that

(a)    in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully use the Tax Assets arising in such Taxable Year;

(b)    any NOLs and any items of loss, deduction or credit generated by a Basis Adjustment or Imputed Interest arising in a Taxable Year preceding the Taxable Year that includes an Early Termination Date will be used by the Corporation ratably from such Taxable Year through the earlier of (i) the scheduled expiration of such Tax Item or (ii) 15 years (provided that in any year in which the Corporation is unable to use the full amount of an NOL because of section 382 of the Code (or any successor provision) that it otherwise would be deemed to use under this clause (b), the amount deemed to be used for purposes of this clause (b) shall equal the amount permitted to be used in such year under section 382 of the Code);

(c)    any non-amortizable assets are deemed to be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date; and

(d)    the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, taking into account any scheduled or imminent tax rate increases. For the avoidance of doubt, an “imminent” tax rate increase is one for which both the amount and the effective time can be determined with reasonable accuracy.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has signed this Tax Receivable Agreement (Reorganizations) as of the date first above written.

STEPSTONE GROUP INC.

By:
Name:
Title:

STEPSTONE GROUP LP

By:
Name:
Title:

[TRA HOLDERS:]

By:
Name:
Title:

[TRA REPRESENTATIVE:]

By:
Name:
Title:

Annex A

IPO Date Asset Schedule

The IPO Date Asset Schedule shall set forth, with respect to each Blocker, estimates of each of the following:

1.	The Non-Stepped Up Tax Basis,

2.	The Basis Adjustments, calculated in the aggregate,

3.	The period (or periods) over which the assets with respect to which a Basis Adjustment has been made are amortizable and/or depreciable,

4.	The period (or periods) over which each Basis Adjustment is amortizable and/or depreciable,

5.	The NOLs that are attributable to each TRA Holder as of the date of the Reorganizations or the IPO Date, as the case may be, using the closing-the-books methodology, and

6.	The scheduled expiration date (or dates) of the NOLs.

*        *        *

2

Annex B

Subsidiaries

*        *        *

Annex C

Pre-IPO Ownership of Blockers

Annex D

Reorganization Agreements